TRANSFER AGENT SERVICING AGREEMENT


     THIS AGREEMENT ("Agreement") is made and entered into as of this 20th day of December, 2001, by and between Fort Pitt Capital Funds, a Delaware business trust (the "Trust") and Firstar Mutual Fund Services, LLC, a Wisconsin limited liability company ("FMFS").

     WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

     WHEREAS, FMFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

     WHEREAS, the Trust desires to retain FMFS to provide transfer and dividend disbursing agent services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a "Fund", collectively the "Funds").

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.   Appointment of FMFS as Transfer Agent

     The Trust hereby appoints FMFS as transfer agent of the Trust on the terms and conditions set forth in this Agreement, and FMFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.   Services and Duties of FMFS

     FMFS shall perform all of the customary services of a transfer agent and dividend disbursing agent for the Funds, and as relevant, agent in connection with accumulation, open account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to the following (and as illustrated on a Sample Responsibility Chart attached hereto):

     A.   Receive orders for the purchase of shares.

     B. Establish shareholder accounts with appropriate information regarding participation in plans (e.g., systematic withdrawal, automatic investment, dividend reinvestment) and information regarding tax I.D. certification or non-resident alien records, including backup withholding. Make changes to shareholder accounts to reflect changes in demographic data or participation in plans upon receipt of appropriate instructions from such shareholder or his/her/its agent.

     C. Maintain valid and appropriate participation with the National Securities Clearing Corporation ("NSCC") and provide access to FMFS's system that uses NSCC for the Funds as agreed from time-to-time with the Trust.

     D. Process purchase orders for those purchases of shares of each Fund received in good order with prompt delivery, where appropriate, of payment and supporting documentation to the Trust's custodian, and issue the appropriate number of uncertificated shares with such uncertificated shares being held in the appropriate shareholder account.

     E. Arrange for issuance of shares obtained through transfers of funds from Fund shareholders' accounts at financial institutions and arrange for the exchange of shares for shares of other eligible investment companies, when permitted by each Fund's current prospectus ("Prospectus").

     F. Process redemption requests received in good order upon receipt of appropriate instructions from such shareholder or his/her/its agent; and, where relevant, deliver appropriate documentation to the Trust's custodian.

     G. Pay monies upon receipt from the Trust's custodian, where relevant, in accordance with the instructions of the redeeming shareholder or his/her/its agent.

     H. Process transfers of shares in accordance with the shareholder or his/her/its agent's proper instructions.

     I. Process exchanges upon receipt of a request in proper form by a shareholder or his/her/its agent, between Funds and/or classes of shares of Funds both within the same family of funds in accordance with the terms of each Fund's prospectus and with the First American Money Market Fund, if applicable.

     J. Prepare and transmit payments for dividends and distributions declared by the Trust with respect to each Fund, by providing automated processing of dividend and capital gains payments with daily, monthly, quarterly, or annual distributions. Payment options will include reinvestment, directed payment to another Fund, or cash via mail, or through Automated Clearing House processing. FMFS will deduct any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder or his/her/its agent's instructions.

     K. In respect to purchase and redemption transactions, calculate front-end sales loads, contingent deferred sales charges and dealer commissions and reallowances as set forth in the relevant Fund's Prospectus, and provide periodic reports relating to the same to the Fund or its designee.

     L. In the event any check or other order for the transfer of money is returned unpaid, cancel the purchase of shares of the relevant Fund and take such other steps as the Fund may instruct to protect the Fund and FMFS from financial loss.

     M. Make reports to each Fund and its Board of Trustees concerning the performance of its services hereunder as the parties may reasonably agree upon.

     N. Provide additional services on behalf of each Fund (i.e., escheatment services) which may be agreed upon in writing between the parties.

     O. Record the issuance of shares of each Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"), a record of the total number of shares of the Fund which are authorized, issued and outstanding.

     P. Prepare shareholder meeting lists and mailing labels for regular, periodic or special mailings to shareholders or households and, if applicable, mail, receive and tabulate proxies. Mailings of proxy statements to shareholders shall be in conformity with the then-current U.S. Securities and Exchange Commission ("SEC") rules relating to "householding" of such mailings.

     Q. Mail shareholder reports and Prospectuses, including any prospectus stickers or supplements, and statements of additional information to current shareholders. To the extent permitted by then-existing rules of the SEC, such mailings shall be made using appropriate "householding" criteria.

     R.   Provide   appropriate   transfer   agency   services  to   facilitated
          Fund-sponsored IRA and SEP-IRA plans , as well as Fund-sponsored qualified retirement plans (such as 401(k) and 403(b) plans).

     S. Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

     T. Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions requested by the Trust and as required by Section 10b-10 of the 1934 Act. Shareholder account statements shall show all information required by Rule 10b-10, as well as beginning and ending share price and account value and daily activity including dividends and distributions, with share price and transaction amounts.

     U. Provide toll-free telephone lines and sufficient personnel to answer shareholder calls and respond to requests for information regarding transaction details including direct and wire purchases, redemptions, exchanges, transfers, systematic withdrawals or purchases, wire order trades; assist in problem solving, and process telephone transactions.

     V. Mail requests for shareholders' certifications under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Trust, all as required by applicable federal tax laws and regulations.

     W. Provide a Blue Sky system that will enable the Trust to monitor the total number of shares of each Fund sold in each state. In addition, the Trust or its agent, including FMFS, shall identify to FMFS in writing those transactions and assets to be treated as exempt from the Blue Sky reporting for each state. The responsibility of FMFS for the Trust's Blue Sky state registration status is solely limited to the initial compliance by the Trust and the reporting of such transactions to the Trust or its agent.

     X. Answer correspondence from shareholders, securities brokers and others relating to FMFS's duties hereunder and such other correspondence as may from time to time be mutually agreed upon between FMFS and the Trust.

     Y. Reimburse each Fund each month for all material losses resulting from "as of" processing errors for which FMFS is responsible in accordance with the "as of" processing guidelines set forth on Exhibit C hereto.

3.   Compensation

     FMFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as may be amended from time to time subject to mutual written agreement between the parties). The Trust shall pay all fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall, in good faith, notify FMFS in writing within thirty (30) calendar days following receipt of each invoice if the Trust is disputing any amounts set forth on such invoice. The Trust shall pay such disputed amounts within ten (10) calendar days after the parties agree upon the amount to be paid. With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of one and one-half percent (1 1/2%) per month, after the expiration of said 30 days from the Trust's receipt of the invoice until fully paid. . Notwithstanding anything to the contrary, amounts owed by the Trust to FMFS shall only be paid out of assets and property of the particular Fund involved.

4.   Indemnification; Limitation of Liability

     A. FMFS shall exercise reasonable care in the performance of its duties under this Agreement. FMFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond FMFS's reasonable control, except a loss arising out of or relating to FMFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if FMFS has acted in good faith, exercised reasonable care and not engaged in willful misconduct on its part in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless FMFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) which FMFS may sustain or incur or which may be asserted against FMFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to FMFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement, (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to FMFS by any duly authorized officer of the Trust, such duly authorized officer to be included in a list of authorized officers furnished to FMFS and as amended from time to time in writing by resolution of the Board of Trustees of the Trust (the "Board of Trustees" or "Trustees").

          FMFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) which the Trust may sustain or incur or which may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by FMFS as a result of FMFS's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct. Without limiting the generality of the foregoing, FMFS agrees to indemnify the Trust with respect to any and all of the following: (1) failure of FMFS to observe or perform any duty or obligation under any party software license agreement or third party service; (2) any claim(s) of infringement of any patent, copyright, trade secret, or other proprietary right of any third party alleged to occurred because of systems, software or other resources provided by FMFS (3) any claim by a third party or arising from a breach of a duty of confidentiality or other similar duty in respect of information in the possession of FMFS which information was provided to the Trust; (4) any claims arising out of occurrences which FMFS is required to insure against to this Agreement or applicable law; (5) any claim of unlawful harassment or discrimination resulting from an action of FMFS or its employees, agents or representatives; (6) any claim or action arising out of or relating to any illness, other injury or death of a person, or damage to property, attributable to the negligence or misconduct of FMFS or its employees, agents or representatives.

          In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case FMFS may be asked to indemnify or hold the Trust harmless, the Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Trust will use all reasonable care to notify FMFS promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against FMFS. FMFS shall have the option to defend the Trust against any claim which may be the subject of this indemnification. In the event that FMFS so elects, it will so notify the Trust and thereupon FMFS shall take over complete defense of the claim, and the Trust shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. However, the Trust may, at its sole option, participate in, but not control, the defense of the claim, which participation shall be at its sole cost and expense. The Trust shall in no case confess any claim or make any compromise in any case in which FMFS will be asked to indemnify the Trust except with FMFS' prior written consent. Additionally, FMFS shall in no case confess any claim or make any compromise in any case in which FMFS will be asked to indemnify the Trust if such compromise does not include a complete and unconditional release of the Trust.

          In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, FMFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FMFS's control. FMFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FMFS. FMFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment. Representatives of the Trust shall be entitled to inspect FMFS's premises and operating capabilities at any time during regular business hours of FMFS, upon reasonable notice to FMFS.

          Notwithstanding the above, FMFS reserves the right to reprocess and correct administrative errors at its own expense.

     B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the Trust may be asked to indemnify or hold FMFS harmless, the Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that FMFS will use all reasonable care to notify the Trust promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The Trust shall have the option to defend FMFS against any claim that may be the subject of this indemnification. In the event that the Trust so elects, it will so notify FMFS and thereupon the Trust shall take over complete defense of the claim, and FMFS shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. However, FMFS may, at is sole option, participate in, but not control, the defense of the claim, which participation shall be at its sole costs and expense. FMFS shall in no case confess any claim or make any compromise in any case in which the Trust will be asked to indemnify FMFS except with the Trust's prior written consent. Additionally, the Trust shall in no case confess any claim or make any compromise in any case in which the Trust will be asked to indemnify FMFS if such compromise does not include a complete and unconditional release of FMFS.

5.   Proprietary and Confidential Information

     FMFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust, including, prior, present, or potential shareholders (and clients of said shareholders) and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where FMFS may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

     Further, FMFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Graham-Leach-Bliley Act, as may be modified from time to time (the "Act"). Notwithstanding the foregoing, FMFS will not, directly or indirectly through an affiliate, disclose any nonpublic personal information received from the Trust concerning any of the Trust's shareholders to any third party or person that is not affiliated with the Trust or with FMFS unless specifically directed by the Trust or allowed under one of the exceptions noted under the Act, and provided that any such information disclosed to an affiliate of FMFS shall be under the same limitations on non-disclosure.

6.   Term of Agreement; Amendment

     This Agreement shall become effective as of the date first written above and will continue in effect for a period of three years. Subsequent to the initial three-year term, this Agreement may be terminated, without the payment of any penalty, by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties.

7.   Records

     FMFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. FMFS agrees that all such records prepared or maintained by FMFS relating to the services to be performed by FMFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust on and in accordance with its request. Additionally, FMFS shall make reasonably available to the Trust and its authorized representatives records maintained by FMFS pursuant to this Agreement for reasonable inspection, use and audit, and will take all reasonable action to assist the Trust's independent accountants in rendering their opinion.

8.   Counterparts

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but all of which counterparts shall together constitute but one and the same instrument.

9.   Governing Law

     This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order thereunder.

10.  Duties in the Event of Termination

     In the event that, in connection with termination, a successor to any of FMFS's duties or responsibilities hereunder is designated by the Trust by written notice to FMFS, FMFS will promptly, upon such termination and at the reasonable expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by FMFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which FMFS has maintained, the Trust shall pay any reasonable expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FMFS's personnel in the establishment of books, records, and other data by such successor.

11.  Data Necessary to Perform Services

     The Trust or its agent, shall furnish to FMFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If FMFS is also acting in another capacity for the Trust, nothing herein shall be deemed to relieve FMFS of any of its obligations in such capacity.

12.  Assignment

     This Agreement, and any right or obligation hereunder may not be assigned by either party without the prior written consent of the other party.

13.  Safekeeping

     FMFS hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

14.  Representations and Warranties of FMFS

     FMFS represents and warrants to the Trust that:

     A. It is a Wisconsin limited liability company duly organized and existing and in good standing under the laws of the State of Wisconsin.

     B. It is duly qualified to carry on its business in the State of Wisconsin.

     C. It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

     D. All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

     E. It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

     F. It is, and shall continue to be, duly registered as a transfer agent pursuant to Section 17A of the 1934 Act, and such other provisions of law as required and shall continue to be so for the term of this Agreement; and shall comply with all applicable federal and state laws in the performance of its services under this Agreement.

15.  Notices

     Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party's address set forth below: Notice to FMFS shall be sent to:

                  Firstar Mutual Fund Services, LLC
                  615 East Michigan Street
                  Milwaukee, WI  53202

                  and notice to the Trust shall be sent to:

                  Fort Pitt Capital Funds
                  Foster Plaza Eleven
                  790 Holiday Drive
                  Pittsburgh, PA  15220

                  with a copy to:

                  Metz Lewis, LLC
                  11 Stanwix Street, 18th Floor
                  Pittsburgh, PA  15222

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.


Fort Pitt Capital Funds                     FIRSTAR MUTUAL FUND SERVICES, LLC


By: /s/ Thomas P. Bellhy                    By: /s/ Joe Redwine
   ---------------------                       -------------------
       Thomas P. Bellhy                            Joe Redwine

Title: President                            Title: Senior Vice President